UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
August 3, 2020
Date of Report (date of earliest event reported)

Fox Factory Holding Corp.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-36040	26-1647258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
6634 Hwy 53
Braselton, GA 30517
(Address of Principal Executive Offices) (Zip Code)
(831) 274-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FOXF	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 3, 2020, John E. Blocher resigned as Interim Chief Financial Officer and Interim Treasurer of Fox Factory Holding Corp. (the “Company”), effective immediately, and resumed the role of Senior Vice President of Finance. Mr. Blocher's resignation was not the result of any dispute or disagreement with the Company relating to the Company's operations, policies or practices.
On August 3, 2020, the Board of Directors (the “Board”) of the Company appointed Scott R. Humphrey as the Company's Chief Financial Officer and Treasurer, effective August 4, 2020. Mr. Humphrey previously served as the Company’s Senior Vice President of Finance. A copy of the related press release is attached as Exhibit 99.1 hereto.
In connection with this appointment, on August 4, 2020, the Company and Mr. Humphrey entered into an Employment Agreement (the “Humphrey Agreement”) with an effective date of August 4, 2020 (the “Effective Date”). A summary of the material terms and conditions of the Humphrey Agreement is set forth below.
From the Effective Date, Mr. Humphrey will serve as the Chief Financial Officer and Treasurer and will have the normal duties, responsibilities, functions and authority customarily associated therewith and such other duties and responsibilities as may be appropriately assigned from time to time. In exchange for such services, the Company will pay Mr. Humphrey a base salary of $390,000 per year (the “Base Salary”), payable in accordance with the Company's customary payroll practices. Pursuant to the Humphrey Agreement, Mr. Humphrey is also eligible to receive a bonus based on the Company’s achievement of certain targets as determined and calculated by the Compensation Committee of the Board. For fiscal year ending January 1, 2021, Mr. Humphrey’s bonus will be reduced pro rata based on the number of days prior to the start of Mr. Humphrey’s employment with the Company or its affiliates beginning June 8, 2020.
Mr. Humphrey will also be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. For calendar year 2020, subject to approval of the Board of Directors, Mr. Humphrey will receive a restricted stock award with an initial grant value equal to $626,000, subject to Mr. Humphrey executing a grant agreement and all limitations and restrictions set forth by the Company. The number of shares of restricted stock issued to Mr. Humphrey will be determined based upon the closing price on the date the Board approves the grant. In addition to the foregoing, the Humphrey Agreement provides for the ability to participate in Company employee benefit plans on the same terms as other similarly situated executive officers. The Humphrey Agreement also entitles Mr. Humphrey to certain compensation and benefits upon termination of his employment under specified circumstances.
The foregoing summary of the Humphrey Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete text of the Humphrey Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Press Release, dated August 5, 2020.
10.1	Employment Agreement, by and between Fox Factory Holding Corp. and Scott Humphrey, dated August 4, 2020.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fox Factory Holding Corp.
Date:	August 5, 2020	By:	/s/ Michael C. Dennison

Michael C. Dennison
Chief Executive Officer